================================================================================

                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                              --------------------

                   FOR REGISTRATION OF CERTAIN CLASSES OF
                       SECURITIES PURSUANT TO SECTION
                            12(b) OR 12(g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

                              --------------------

          NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
           (Exact name of registrant as specified in its charter)

               District of Columbia                     52-089-1669
             (State of incorporation                 (I.R.S. Employer
                 or organization)                  Identification No.)

                              2201 Cooperative Way
                            Herndon, Virginia  22071
          (Address of principal executive offices, including zip code)

                              --------------------

         Securities to be registered pursuant to Section 12(b) of the Act:

                                                             Name of each exchange on which
      Title of each class to be so registered                each class is to be registered
      ---------------------------------------                -------------------------------
      8 % Quarterly Income Capital Securities                    New York Stock Exchange
         (Subordinated Deferrable Interest
               Debentures Due 2045)

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. /x/

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. / /

         Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                (Title of Class)

                              --------------------

         The Commission is respectfully requested to send copies of all notices, orders and communications to:

           MARK L. WEISSLER                             THOMAS R. BROME
   MILBANK, TWEED, HADLEY & MCCLOY                  CRAVATH, SWAINE & MOORE
       1 CHASE MANHATTAN PLAZA                         825 EIGHTH AVENUE
      NEW YORK, NEW YORK  10005                    NEW YORK, NEW YORK  10019
================================================================================

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1.  Description of Registrant's Securities to be Registered.

                 The Quarterly Income Capital Securities (Subordinated Deferrable Interest Debentures) (the "Debentures") to be registered hereunder are described under the heading "DESCRIPTION OF THE CAPITAL SECURITIES" in the prospectus supplement, dated October 23, 1996 (the "Prospectus Supplement") and under the heading "DESCRIPTION OF DEBT SECURITIES" in the prospectus, dated October 17, 1996 (the "Prospectus"), in each case as filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the "Securities Act"), on October 25, 1996. The Prospectus forms a part of registration statement No. 33-64231 (the "Registration Statement"). The Registration Statement was filed with the Commission pursuant to the Securities Act on November 14, 1995, and was declared effective by the Commission on November 21, 1995. The aforementioned description in the Prospectus Supplement and Prospectus is hereby incorporated by reference into this Item 1.

Item 2.  Exhibits.

1. Form of Indenture relating to debt securities of the registrant (filed as Exhibit 4.1 to the registrant's Current Report on Form 8-K filed October 28, 1996, and incorporated herein by reference).


2. Specimen of the Debentures (filed as Exhibit 4.2 to the registrant's Current Report on Form 8-K filed October 28, 1996, and incorporated herein by reference).

                                   SIGNATURE

                 Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date:  October 28, 1996               NATIONAL RURAL UTILITIES COOPERATIVE
                                        FINANCE CORPORATION

                                      /s/ STEVEN L. LILLY
                                      ------------------------------------------
                                         Name:   Steven L. Lilly
                                         Title:  Senior Vice President
                                                   and Chief Financial Officer
                                                   (Principal Financial Officer)





                                      -3-